NEWS RELEASE

FOR IMMEDIATE RELEASE

FEDERAL HOME LOAN BANK OF BOSTON ANNOUNCES 2020
SECOND QUARTER RESULTS, DECLARES DIVIDEND

BOSTON (July 29, 2020) - The Federal Home Loan Bank of Boston announced its preliminary, unaudited second quarter results for 2020, reporting net income of $2.8 million for the quarter. The Bank expects to file its quarterly report on Form 10-Q for the quarter ending June 30, 2020, with the U.S. Securities and Exchange Commission next month.

The Bank's board of directors also declared a dividend equal to an annual yield of 4.12%, the approximate daily average three-month LIBOR yield for the second quarter of 2020 plus 350 basis points. The dividend, based on average stock outstanding for the second quarter of 2020, will be paid on August 4, 2020. While we expect our net income for the remainder of 2020 to improve from that of the quarter ended June 30, 2020, the board intends to reevaluate the Bank’s dividend strategy during the remainder of 2020, in light of the pending cessation of LIBOR as the Bank’s current dividend benchmark rate, as well as the ongoing financial challenges resulting from the COVID-19 pandemic and their impact on the Bank’s current and projected earnings, including near-zero interest rates and significantly lower advances balances. As always, dividends remain at the discretion of the board.

“Despite the challenges created by the global pandemic and recession, including federal monetary policy that led to sharply lower interest rates, FHLBank Boston continued to fulfill our mission of providing liquidity and funding to our member financial institutions during the second quarter without fail,” said President and Chief Executive Officer Edward A. Hjerpe III. “We also continued to fund our affordable housing and economic development programs that help our members meet the needs of eligible families and small businesses across New England.”

Economy, Financial Markets, and Operational Status

In two actions in March 2020, the Federal Open Market Committee (FOMC), citing evolving risks to economic activity from the coronavirus outbreak, lowered the target range for the federal funds rate by a total of 150 basis points to a target range of 0.00% to 0.25%. In the weeks before and after the FOMC's first cut in the federal funds target rate on March 3, 2020, interest rates declined significantly.

During late February and March 2020, the Bank experienced sharply increased demand for short-term advances. To meet this demand, and to maintain compliance with regulatory liquidity guidance, the Bank issued short-term debt that was reinvested in short-term investments following the maturity of the short-term advances. Maintaining this liquidity on our balance sheet, however, exposed us to increased interest-rate risk. The sharp and rapid drop in interest rates caused a substantial temporary compression of the Bank's net interest margin earned on short-term debt we held for liquidity management purposes during the six months ended June 30, 2020. Moreover, the accompanying drop in long-term interest rates elevated expectations for a higher volume of residential mortgage refinance activity, which led to relatively high levels of premium amortization on holdings of mortgage-backed securities. By the end of the second quarter of 2020, this temporary compression of the Bank's net interest margin had subsided as the short-term debt issued in the first quarter of 2020 matured off the Bank's balance sheet.

Generally, investor demand for high credit quality, fixed-income investments, including the Federal Home Loan Banks' (FHLBanks') consolidated obligations, increased relative to other investments, and the Bank continued to meet its funding needs during this time. However, the spreads between the yields of FHLBanks' consolidated obligations and like-term U.S. Treasury securities widened and fixed-income market conditions became more challenging.

The Bank’s overall results of operations are influenced by the economy and financial markets and, in particular, by members' demand for advances and our ability to maintain sufficient access to funding at relatively favorable costs. The Bank’s flexibility in utilizing various funding tools, in combination with a diverse investor base and its status as a government-sponsored enterprise, have helped provide reliable market access and demand for consolidated obligations throughout fluctuating market environments and regulatory changes affecting dealers of and investors in consolidated obligations. The Bank has continued to meet all funding needs in response to demand for advances during the quarter ended June 30, 2020.

From March through the date of this announcement, the Bank has remained fully operational with minimal impact on services to our members and other counterparties. From the last week of March through mid-July 2020, 100% of our staff was working from home. The Bank has a robust business continuity management program in place designed to ensure continued service to our members, and we expect that normal operations will remain in place even as nearly all employees continue to operate from remote locations.

Second Quarter 2020 Operating Highlights

Net income for the three months ended June 30, 2020, was $2.8 million, compared with net income of $35.6 million for the same period in 2019. Net interest income after provision for credit losses declined $18.3 million in the second quarter of 2020 compared to the second quarter of 2019, as further discussed below. Additionally, net unrealized losses on trading securities increased $20.1 million.
Net interest income after provision for credit losses for the three months ended June 30, 2020, was $39.4 million, compared with $57.7 million for the same period in 2019. The $18.3 million decrease in net interest income after provision for credit losses was driven by several factors, including the following: a substantial temporary compression of the Bank's net interest margin earned on short-term debt we held for liquidity management purposes (discussed above); lower returns from investing the Bank’s capital and liquidity due to sharply reduced interest rates; a $3.7 million decrease in accretion of significant improvement in projected cash flows resulting from sales of previously impaired private label mortgage-backed securities in the fourth quarter of 2019 and first quarter of this year; and a $2.9 million increase in the provision for credit losses relating to mortgage loans and private-label mortgage-backed securities. The increase in the provision for credit losses reflects changes in the economic outlook after the COVID-19 pandemic.
June 30, 2020 Balance-Sheet Highlights

Total assets decreased $9.5 billion, or 17.1%, to $46.2 billion at June 30, 2020, down from $55.7 billion at year-end 2019. During the six months ended June 30, 2020, advances decreased $9.8 billion, or 28.2%, to $24.8 billion, compared with $34.6 billion at year-end 2019 and $45.1 billion at March 31, 2020. The decrease in advances was concentrated in short-term fixed-rate and variable-rate advances and is primarily due to excess liquidity at member institutions.

Total investments were $16.3 billion at June 30, 2020, up from $16.1 billion at December 31, 2019. Investments in mortgage loans totaled $4.4 billion at June 30, 2020, a decrease of $90.2 million from year-end 2019.

GAAP capital at June 30, 2020, was $2.8 billion, a decrease of $299.7 million from $3.1 billion at December 31, 2019. During 2020, capital stock decreased by $350.6 million, primarily attributable to the decrease in advances. Total retained earnings declined slightly to $1.46 billion during 2020, a decrease of $7.6 million, or 0.5%, from December 31, 2019. Of this amount, restricted retained earnings totaled $357.7 million at June 30, 2020. Accumulated other comprehensive loss totaled $128.5 million at June 30, 2020, an improvement of $58.5 million, or 31.3%, from December 31, 2019.

The Bank was in compliance with all regulatory capital ratios at June 30, 2020, and in the most recent information available was classified “adequately capitalized” by its regulator, the Federal Housing Finance Agency, based on the Bank's financial information at March 31, 2020.(1)

About the Bank

The Federal Home Loan Bank of Boston is a cooperatively owned wholesale bank for housing finance in the six New England states. Its mission is to provide highly reliable wholesale funding and liquidity to its member financial institutions in New England. The Bank also develops and delivers competitively priced financial products, services, and expertise that support housing finance, community development, and economic growth, including programs targeted to lower-income households.

Contact:
Adam Coldwell
617-292-9774
adam.coldwell@fhlbboston.com

Federal Home Loan Bank of Boston Balance Sheet Highlights (Dollars in thousands) (Unaudited)

ASSETS	6/30/2020	3/31/2020	12/31/2019
Advances	$24,827,781	$45,076,223	$34,595,363
Investments (2)	16,286,588	18,072,153	16,144,244
Mortgage loans held for portfolio, net	4,411,053	4,528,474	4,501,251
Other assets	635,966	1,224,015	421,953
Total assets	$46,161,388	$68,900,865	$55,662,811

LIABILITIES
Consolidated obligations, net	$41,871,889	$64,268,839	$51,569,662
Deposits	1,191,229	859,816	674,309
Mandatorily redeemable capital stock	6,135	6,112	5,806
Other liabilities	246,507	274,857	267,722

CAPITAL
Class B capital stock	1,518,515	2,266,329	1,869,130
Retained earnings - unrestricted	1,097,875	1,116,001	1,114,337
Retained earnings - restricted (3)	357,709	357,148	348,817
Total retained earnings	1,455,584	1,473,149	1,463,154
Accumulated other comprehensive loss	(128,471)	(248,237)	(186,972)
Total capital	2,845,628	3,491,241	3,145,312
Total liabilities and capital	$46,161,388	$68,900,865	$55,662,811

Total regulatory capital-to-assets ratio	6.5%	5.4%	6.0%
Ratio of market value of equity (MVE) to par value of capital stock (4)	183%	154%	173%
Income Statement Highlights (Dollars in thousands) (Unaudited)

	For the Three Months Ended			For the Six Months Ended
	6/30/2020	3/31/2020	6/30/2019	6/30/2020	6/30/2019
Total interest income	$184,281	$282,516	$361,792	$466,797	$783,232
Total interest expense	141,934	252,165	304,059	394,099	638,931
Net interest income	42,347	30,351	57,733	72,698	144,301
Net interest income after provision for credit losses	39,444	31,035	57,721	70,479	144,286
Net unrealized (losses) gains on trading securities	(18,750)	46,120	1,328	27,370	1,054
Net losses on derivatives and hedging activities	(1,161)	(52,558)	(962)	(53,719)	(414)
Realized net gain from sale of held-to-maturity securities	—	40,733	—	40,733	—
Other income (loss)	3,734	3,302	3,309	7,036	(3,701)
Operating expense	15,510	18,122	16,313	33,632	32,723
Other expense	4,636	4,219	5,476	8,855	8,353
AHP assessment	319	4,636	3,987	4,955	10,072
Net income	$2,802	$41,655	$35,620	$44,457	$90,077

Performance Ratios: (5)
Return on average assets	0.02%	0.27%	0.27%	0.15%	0.32%
Return on average equity (6)	0.36%	5.15%	4.77%	2.82%	5.88%
Net interest spread	0.26%	0.12%	0.29%	0.18%	0.37%
Net interest margin	0.31%	0.20%	0.43%	0.25%	0.52%

(1)
For additional information on the Bank's capital requirements, see Item 7 — Management's Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Capital in the Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on March 20, 2020 (the 2019 Annual Report).

(2)	Investments include available-for-sale securities, held-to-maturity securities, trading securities, interest-bearing deposits, securities purchased under agreements to resell, and federal funds sold.

(3)
The Bank's capital plan and a joint capital enhancement agreement among all Federal Home Loan Banks require the Bank to allocate a certain amount, generally not less than 20% of each of quarterly net income and adjustments to prior net income, to a restricted retained earnings account until a total required allocation is met. Amounts in the restricted retained earnings account are unavailable to be paid as dividends, which may be paid from current net income and unrestricted retained earnings. For additional information, see Item 5 — Market for Registrant's Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities in the 2019 Annual Report.

(4)
MVE equals the difference between the theoretical market value of assets and the theoretical market value of liabilities, and the ratio of MVE to par value of Bank capital stock can be an indicator of future net income to the extent that it demonstrates the impact of prior interest-rate movements on the capacity of the current balance sheet to generate net interest income. However, this ratio does not always provide an accurate indication of future net income. Accordingly, investors should not place undue reliance on this ratio and are encouraged to read the Bank's discussion of MVE, including discussion of the limitations of MVE as a metric, in Item 7A — Quantitative and Qualitative Disclosures About Market Risk — Measurement of Market and Interest Rate Risk in the 2019 Annual Report.

(5)	Yields for quarterly periods are annualized.

(6)	Return on average equity is net income divided by the total of the average daily balance of outstanding Class B capital stock, accumulated other comprehensive loss, and total retained earnings.

****************************
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This release, including the unaudited balance sheet highlights and income statement highlights, uses forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, which include statements with respect to the Bank’s plans, objectives, projections, estimates, or predictions. These statements are based on the Bank's expectations as of the date hereof. The words “preliminary,” “expects,” “will,” “continue,” and similar statements and their plural and negative forms are used in this notification to identify some, but not all, of such forward-looking statements. For example, statements about future declarations of dividends and expectations for advances balances and mortgage-loan investments are forward-looking statements, among other forward-looking statements herein.

The Bank cautions that, by their nature, forward-looking statements involve risks and uncertainties, including, but not limited to, the application of accounting standards relating to, among other things, the amortization and accretion of premiums and discounts on financial assets, financial liabilities, and certain fair value gains and losses; hedge accounting of derivatives and underlying financial instruments; the fair values of financial instruments, including investment securities and derivatives; the allowance for credit losses on investment securities and mortgage loans; instability in the credit and debt markets; economic conditions (including effects on, among other things, mortgage-backed securities); changes in demand for advances or consolidated obligations of the Bank or the Federal Home Loan Bank system; changes in interest rates; volatility of market prices, rates, and indices that could affect the value of financial instruments; the expected discontinuance of LIBOR and the adverse consequences it could have for market participants, including the Bank; the rapid and diffuse spread of COVID-19 and related negative effects on economic conditions and markets; the Bank's ability to execute its business model and pay future dividends; and prepayment speeds on mortgage assets. In addition, the Bank reserves the right to change its plans for any programs for any reason, including but not limited to, legislative or regulatory changes, changes in membership, or changes at the discretion of the board of directors. Accordingly, the Bank cautions that actual results could differ materially from those expressed or implied in these forward-looking statements or could impact the extent to which a particular plan, objective, projection, estimate or prediction is realized, and you are cautioned not to place undue reliance on such statements. The Bank does not undertake to update any forward-looking statement herein or that may be made from time to time on behalf of the Bank.
###